ASSET SALE AGREEMENT

                                AMONG

                          CRYSTAL BRANDS, INC.,
                          CRYSTAL APPAREL, INC.,
                            GANT CORPORATION,
                           CRYSTAL SALES, INC.,
                         EAGLE SHIRTMAKERS, INC.,
                   CRYSTAL BRANDS (HONG KONG) LIMITED

                                 AND

                     PHILLIPS-VAN HEUSEN CORPORATION






                      DATED AS OF JANUARY 24, 1995

                             ASSET SALE AGREEMENT


     AGREEMENT, dated as of January 24, 1995, among Crystal

Brands, Inc., a Delaware corporation, Crystal Apparel, Inc., a

Maine corporation, Gant Corporation, a Delaware corporation,

Crystal Sales, Inc., a Maine corporation, Eagle Shirtmakers,

Inc., a New York corporation, and Crystal Brands (Hong Kong)

Limited, a Hong Kong corporation (hereinafter referred to

collectively as "Seller"), and Phillips-Van Heusen Corporation, a

Delaware corporation (hereinafter referred to as "Purchaser").


                  W I T N E S S E T H:

     WHEREAS, each Seller (other than Crystal Brands (Hong Kong)

Limited) is a "debtor-in-possession" under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") in Case No. 94

B 40318, et seq. (PBA) in the United States Bankruptcy Court for

the Southern District of New York (the "Bankruptcy Court"); and


  WHEREAS, Seller is engaged in the design, production,

marketing, sale (including retail sale) and distribution of men's and women's apparel products and related executive and adminis-

trative functions (collectively, the "Business"); and


     WHEREAS, Seller desires to sell, assign and transfer to

Purchaser, and Purchaser desires to purchase and acquire from

Seller, the Business as a going concern and substantially all of the assets and properties relating thereto (other than the

Excluded Assets, as hereinafter defined) for the purchase price,

the assumption of certain liabilities and obligations of Seller, and upon the terms and subject to the conditions hereinafter set forth.


     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound,

hereby agree as follows:

     1.   Definitions.  As used in this Agreement, the Exhibits,

Schedules and other documents delivered in connection herewith,

the following terms shall have the indicated meanings, which meanings shall be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the

singular and plural forms of such terms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the

applicable provisions thereof and by this Agreement.

     "Accounts Payable" has the meaning specified in Section

2(d)(ii) of this Agreement.

     "Accounts Receivable" has the meaning specified in Section

2(a)(xii) of this Agreement.

     "Affiliate" shall mean, with respect to any Person, any

Person directly or indirectly controlling, controlled by or under common control with such Person.

     "Approval Order" has the meaning specified in Section 5(d)

of this Agreement.


     "Assets" has the meaning specified in Section 2(a) of this

Agreement.


     "Assumed Liabilities" has the meaning specified in Section

2(d) of this Agreement.


     "Balance Sheet Date" shall mean October 1, 1994.


     "Bankruptcy Code" has the meaning specified in the

first recital of this Agreement.


     "Bankruptcy Court" has the meaning specified in the first

recital of this Agreement.

     "Best Efforts" shall mean commercially reasonable good faith efforts but shall in no event require the commencement of litiga-

tion or the surrender of any legal or contractual rights against or the payment of any fees or other amounts to any third party;

provided, however, that nothing herein shall obviate (i) Seller's obligation to pay amounts due under any contract or with respect to any contractual relationship which Seller is required

hereunder to maintain and (ii) the obligation of Seller to incur expenses (including attorneys' fees and expenses) in connection with the preparation, filing and prosecution of the motion for the Approval Order.

     "Business" has the meaning specified in the second recital of this Agreement.

     "Business Day" shall mean any weekday on which commercial

banks in New York City are open.  Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

     "Closing" has the meaning specified in Section 9(a) of this

Agreement.

     "Closing Date" has the meaning specified in Section 9(a) of this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as

amended.

     "Confidentiality Agreement" shall mean that certain letter agreement dated as of November 21, 1994, between Crystal Brands,

Inc. and Purchaser with respect to, among other things, the

treatment of confidential information regarding Seller and the

Business.

     "Environmental Laws" has the meaning specified in Section

3(m) of this Agreement.

     "ERISA" shall mean the Employee Retirement Income Security

Act of 1974, as amended, and the regulations promulgated

thereunder.


     "ERISA Affiliate" has the meaning specified in Section 3(r)

of this Agreement.


     "Excluded Assets" has the meaning specified in Section 2(a)

of this Agreement.

     "Excluded Liabilities" has the meaning specified in Section

2(d) of this Agreement.


     "Financial Statements" shall mean the unaudited Balance

Sheets of the Business as at January 1, 1994 and October 1, 1994

and the related Statements of Operations of the Business for the fiscal year and nine months then ended, respectively, and the unaudited Statement of Cash Flows of the Business for the nine month period ended October 1, 1994.


     "Hart-Scott-Rodino Act" has the meaning specified in Section

5(e) of this Agreement.


     "Intellectual Property" has the meaning specified in Section

2(a)(x) of this Agreement.


     "Inventory" has the meaning specified in Section 2(a)(iii)

of this Agreement.

     "Knowledge of Seller" shall mean the actual knowledge of

Seller.  For all such purposes, the knowledge of Seller shall include the actual knowledge of each of the officers and direc-

tors of Seller, and other management personnel who would reason-

ably be expected to have knowledge of, or responsibility for, the subject matter in question.


     "Leased Real Estate" has the meaning specified in Section

2(a)(ii) of this Agreement.


     "Leases" has the meaning specified in Section 2(a)(ii) of

this Agreement.


     "Letter Agreement" has the meaning specified in Section 5(d)

of this Agreement.


     "Liens" has the meaning specified in Section 3(d)(i) of this

Agreement.

     "Material Adverse Effect" shall mean a material adverse

effect on the business, assets, financial condition or results of operations of the Business taken as a whole or a material adverse effect on the ability of Seller to perform its obligations

hereunder.


     "Materials of Environmental Concern" shall mean chemicals,

pollutants, contaminants, industrial, toxic or hazardous sub-

stances or wastes that could give rise to liability under any

Environmental Law, including, without limitation, insecticides, fungicides, rodenticides, gasoline or any other petroleum product or by-product, polychlorinated biphenyls, asbestos, urea

formaldehyde, radiation, emissions, waves or fields and

radioactive materials.

     "Multiemployer Pension Plan" has the meaning specified in

Section 2(f)(i) of this Agreement.

     "Multiemployer Plans" has the meaning specified in Section

2(f)(ii) of this Agreement.

     "Person" shall mean an individual, corporation, partnership

(limited or general) joint venture, association, trust, any other unincorporated organization or entity or a governmental entity or any department or agency thereof.


     "Petition Date" shall mean January 21, 1994.


     "Plans" has the meaning specified in Section 2(f)(ii) of

this Agreement.


     "Purchase Price" has the meaning specified in Section 2(b)

of this Agreement.


     "Purchaser" has the meaning specified in the first paragraph of this Agreement.


     "Seller" has the meaning specified in the first paragraph of this Agreement.

     "Supplies" has the meaning specified in Section 2(a)(iv) of this Agreement.

     "Tax" or "Taxes" shall mean federal, state, local or foreign income, capital gains, profits, gross receipts, payroll, capital stock, franchise, employment, withholding, social security,

unemployment, disability, real property, personal property,

stamp, excise, occupation, sales, use, transfer, mining, value-

added, investment credit recapture, alternative or add-on mini-

mum, environmental, estimated or other taxes, duties or assess-

ments of any kind, including any interest, penalty and additions imposed with respect to such amounts.

     "Tax Returns" shall mean all returns and reports (including schedules attached thereto) required to be filed with or supplied to a taxing authority with respect to Taxes.

     "Trademarks" has the meaning specified in Section 2(a)(x) of this Agreement.

     "Transferred Employees" has the meaning specified in Section

2(f)(i) of this Agreement.

     "WARN" has the meaning specified in Section 3(f) of this

Agreement.

     2.   The Transaction.

          (a)  Sale and Purchase of Assets.  On the Closing Date,

on the terms and subject to the conditions set forth in this

Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver or cause to be sold, conveyed, assigned, transferred and delivered to Purchaser, and Purchaser hereby agrees to

purchase and accept from Seller, all of the right, title and interest of Seller in and to all of the assets, rights, privileg-

es, claims, contracts and properties of every kind, nature,

character and description, real, personal and mixed, tangible and intangible, absolute or contingent, wherever located, primarily used in or relating to the conduct of the Business, other than the Excluded Assets (collectively, the "Assets"), free and clear of all Liens (but, as to property leased by or to Seller, subject to the respective leases thereof), including, without limitation,

the following:

               (i)  all the furniture, fixtures, furnishings,

vehicles, machinery, equipment, tools, dies, molds, spare parts and other tangible personal property which are located or

customarily based at any facility owned or leased by Seller and primarily used in or relating to the conduct of the Business, and all warranties and guarantees, express or implied, existing for the benefit of Seller or its Affiliates in connection with the foregoing;

               (ii)  the tenant's leasehold interest in the

premises more particularly described in Schedule 2(a)(ii) hereto arising under the leases (the "Leases") more particularly de-

scribed in said Schedule 2(a)(ii), and all easements, privileges,

rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, appurtenances, licenses, permits and other rights pertaining to or accruing to the benefit of such property (hereinafter collectively referred to as the "Leased

Real Estate");

               (iii)  all inventories of Seller of raw materials,

work-in-process, goods in transit and finished goods relating to the Business wherever located (hereinafter collectively referred to as the "Inventory");


               (iv)  all packaging materials and other supplies

of Seller relating to the Business wherever located (hereinafter collectively referred to as the "Supplies");


               (v)  each of the contracts, agreements, purchase

commitments for materials and other services and real and person-

al property leases, whether or not entered into in the ordinary course of business, relating to the Business, all as set forth on

Schedule 2(a)(v) hereto, Seller's purchase orders relating to the

Business, Seller's rights under any confidentiality agreements relating to the Business (if and to the extent assignable) and any contracts, agreements, purchase commitments for materials and other services and personal property leases entered into by

Seller relating to the Business after the date hereof in the ordinary course of business of a type similar to those listed on such Schedule 2(a)(v) and as permitted by Section 5(c) of this

Agreement;

               (vi)  all unfilled sales orders, invoices, con-

tracts and commitments with customers relating to the Business which have been entered into prior to the date hereof in the ordinary course of business or in compliance with Section 5(c)

hereof and which are in existence on the Closing Date;


               (vii)  all unfilled purchase orders, invoices,

contracts and commitments with suppliers relating to the Business which have been entered into prior to the date hereof in the ordinary course of business or in compliance with Section 5(c)

hereof and which are in existence on the Closing Date;

               (viii)  all of the Business as a going concern

(including, without limitation, the names "Crystal Brands,"

"Crystal Brands, Inc.," "Crystal Apparel, Inc.," "Crystal Sales,

Inc." or any simulations or variations thereof) and the goodwill pertaining thereto; provided, however, that each Seller shall have the right to use its respective name as its corporate name until, and solely in connection with, the consummation of its plan of reorganization/liquidation under the Bankruptcy Code and matters attendant thereto;

               (ix)  all customer, client and vendor lists and

merchandise and sales promotion literature and promotional and advertising materials owned by Seller and related to the Busi-

ness, and all catalogues, research material, management informa-

tion systems, software, technology and specifications, if any,

owned by Seller and used primarily in the Business, other than software, lists and other materials used by Seller for the sole purpose of reconciling claims in its bankruptcy cases;


               (x)  all United States and foreign trademarks,

tradenames, service marks and registrations and applications for registration therefor (collectively referred to herein as the

"Trademarks"), United States and foreign patents and patent

applications and improvements thereon, assumed names, logos,

copyrights, copyright registrations and applications therefor,

including derivatives and renewals thereof, trade secrets,

formulae, inventions, technical information, know-how, processes,

other confidential information and all other intellectual

property throughout the world owned by, licensed to or used by

Seller in connection with or applicable to the Business (the foregoing being collectively referred to herein as "Intellectual

Property"), including, without limitation, the registered

Trademarks listed on Schedule 2(a)(x) hereto, and all derivations thereof, together with the goodwill of Seller symbolized by the marks, and such patents and patent applications, trademark and copyright registrations and applications therefor being more particularly described on Schedule 2(a)(x) hereto;

               (xi)  subject to Section 5(c) hereof, all advance

payments, prepaid expense items and credits relating to the

Business in existence on the Closing Date;

               (xii)  all accounts and notes receivable and

contingent rights relating thereto, deposits and advances, and other receivables associated with or arising out of the Business

(other than those owing from any Seller to another Seller or from an Affiliate of Seller to Seller) in existence on the Closing

Date (the "Accounts Receivable");

               (xiii)  all of Seller's books and records pertain-

ing primarily to the Business, including, without limitation, all books of account, tax books and records relating to property,

sales and other Taxes not based on or measured by income, busi-

ness books and records, operating data and plans, together with all files, contracts, instruments and other documents pertaining to the Assets being acquired by Purchaser hereunder; provided,

however, that Purchaser shall preserve such books and records and

Seller shall have the right of reasonable access to and examina-

tion of such books and records, including the right to make

copies thereof, for a period of six (6) years from the Closing

Date upon reasonable notice to Purchaser and during normal

business hours. At the end of such six-year period, Purchaser shall not destroy or dispose of such books and records without first offering to deliver them to Seller, at no cost or expense to Seller; and


               (xiv)  all federal, state, local, foreign and

other governmental licenses, permits, approvals and authoriza-

tions associated with or necessary for the conduct of the

Business as conducted on the Closing Date, other than those which are not transferable.

     Notwithstanding anything to the contrary contained herein,

it is agreed that Seller is not selling and Purchaser is not buying (1) any cash, cash equivalents, securities or other

investments held by Seller; (2) the minute books, stock record books, stock ledgers, Tax Returns, tax books and records and similar financial and other records of Seller which, (x) relate to income taxes; provided, however, that Purchaser shall have access during regular business hours to such records, including for purposes of making summaries and copies thereof (at

Purchaser's expense), as they pertain to the Business and Assets upon reasonable notice to Seller; and provided further, however,

that in the event that Seller desires to destroy or dispose of any such records, Seller shall first offer to deliver, at

Purchaser's expense, any or all of such Tax Returns, tax books and records and similar financial or other records relating to income taxes payable with respect to the Business as Purchaser may request; and (y) in the case of all other Tax Returns and tax books and records, do not pertain primarily to the Business;

provided, however, that Purchaser shall have access during

regular business hours to such records, including for purposes of making summaries and copies thereof (at Purchaser's expense), as they pertain to the Business and Assets upon reasonable notice to

Seller; (3) Seller's claim, right or interest in any refunds of

Taxes paid by Seller; (4) any claims, counterclaims, offsets,

defenses or causes of action arising prior to the Closing Date,

other than to the extent relating to the Assets or Assumed

Liabilities; (5) Seller's claim, right or interest in any

payments due to Seller from Jones Apparel Group, Inc., or any

Affiliate thereof, in connection with the sale of the "Evan

Picone" trademark; or (6) any assets, properties or contracts listed on Schedule 2(a)(6) hereto (collectively, the "Excluded

Assets").

          (b)  Purchase Price.  Subject to adjustment pursuant to

Section 2(c) hereof, the purchase price for the Assets (the

"Purchase Price") shall be $148,870,000, consisting of (i)

$66,400,000 for the Intellectual Property, (ii) $11,708,000 for

fixed assets, (iii) $6,903,000 for other noncurrent assets, (iv)

$24,288,000 for the estimated amount of receivables on the

Closing Date, (v) $36,500,000 for the estimated amount of

inventory on the Closing Date and (vi) $3,071,000 for the

estimated amount of other current assets on the Closing Date.  On the Closing Date, the Purchase Price shall be paid by (a) wire transfer to the account specified by Seller on or prior to the

Closing Date of immediately available funds (the "Cash Portion")

in the amount of $114,711,000, or, in the event that Purchaser enters into the agreement or delivers the bonds contemplated by the first sentence of Section 2(c)(viii) hereof, $111,711,000 and

(b) the assumption by Purchaser of the items of Assumed

Liabilities that represent (i) accounts payable, which are

estimated to be $5,247,000 on the Closing Date, (ii) accrued expenses, which are estimated to be $11,113,000 on the Closing

Date and (iii) noncurrent liabilities, which are estimated to be

$17,799,000 on the Closing Date.  On the Closing Date, $3,000,000

of the Cash Portion shall be deposited by Purchaser in an escrow account (the "Escrow Account") pursuant to an Escrow Agreement

(the "Escrow Agreement"), substantially in the form attached hereto as Exhibit A, with an escrow agent mutually acceptable to

Seller and Purchaser, and released at the Supplemental Closing as provided in Section 2(c)(vi) hereof.  Interest earned on funds held in the Escrow Account shall be for the account of the party hereto which is entitled thereto as provided in said Section

2(c)(vi).

               (c)  Purchase Price Adjustment.  (i)  Promptly

after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller an audited balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet") and a

calculation of Tangible Net Worth as reflected on the Closing

Date Balance Sheet. The Closing Date Balance Sheet shall be prepared within 90 days of Closing in accordance with the books and records of Seller and with generally accepted accounting principles applied on a basis consistent with the Projected

Balance Sheet.  For purposes of this Agreement (A) "Tangible Net

Worth" shall mean an amount equal to (1) the total Assets of the

Business, excluding the Excluded Assets, on a balance sheet less

(2) any intangible asset value, including, without limitation,

excess reorganization value, goodwill and deferred Taxes, of the

Business set forth on the same balance sheet less (3) total

current liabilities of the Business set forth on the same balance sheet less (4) noncurrent liabilities of the Business set forth on the same balance sheet, in each case prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Projected Balance Sheet and (B) "Projected

Balance Sheet" shall mean the projected February 25, 1995 balance sheet of Seller, a copy of which is annexed hereto as Exhibit B.



                  (ii)  Seller shall have a period of ten

Business Days after delivery of the Closing Date Balance Sheet to present in writing to Purchaser any objections Seller may have to any of the matters set forth therein which relate to Purchaser's calculation of Tangible Net Worth as of the Closing Date, which objections shall be set forth in reasonable detail.  If no

objections are raised within such ten Business Day period, the

Closing Date Balance Sheet and the calculation of Tangible Net

Worth as of the Closing Date shall be deemed to be accepted and approved by Seller and a supplemental closing (the "Supplemental

Closing") shall be held on the fifth Business Day following the expiration of such ten Business Day period, or on such other date as may be mutually agreed upon in writing by Purchaser and

Seller.
                    (iii)  If Seller shall raise any objections

within the aforesaid ten Business Day period, Seller and

Purchaser, together with their respective independent certified public accountants, shall attempt promptly to resolve the matter or matters in dispute and, if resolved, such firms shall send a joint notice to Purchaser and Seller stating the manner in which the dispute was resolved, and a confirmation of Purchaser's

calculation of Tangible Net Worth as of the Closing Date or a

revised calculation of Tangible Net Worth as of the Closing Date based upon such resolution, whereupon the confirmed or revised calculation of Tangible Net Worth as of the Closing Date shall be final and binding on the parties hereto.  The Supplemental

Closing shall then take place five Business Days following the receipt of such notice by Purchaser and Seller, or on such other date as may be mutually agreed upon in writing by Purchaser and

Seller.
                    (iv)  If such dispute cannot be resolved by

Purchaser and Seller nor by the aforesaid accounting firms within

30 days after the delivery of Seller's objection to the Closing

Date Balance Sheet, then the specific matters in dispute shall be submitted to Coopers & Lybrand (New York City office) or, if such firm declines to act in such capacity, such other firm of

independent certified public accountants mutually acceptable to

Purchaser and Seller (in either case, the "Final Arbiter"), which firm shall make a final and binding determination as to such matter or matters within 45 days of its appointment.  The Final

Arbiter shall send its written determination to Purchaser and

Seller, together with a confirmation of Purchaser's calculation of Tangible Net Worth as of the Closing Date or, if necessary, a revised calculation of Tangible Net Worth as of the Closing Date based upon such determination, whereupon the confirmed or revised calculation of Tangible Net Worth as of the Closing Date shall be binding on the parties hereto, absent fraud or manifest error.

The Supplemental Closing shall then take place five Business Days following the receipt of such documents by Purchaser and Seller,

or on such other date as may be mutually agreed upon in writing by Purchaser and Seller.


                    (v)  The parties hereto agree to cooperate

with each other and each other's authorized representatives and with the Final Arbiter in order that any and all matters in

dispute shall be resolved as soon as practicable and that final determination of Tangible Net Worth as of the Closing Date shall be made.

                    (vi)  At the Supplemental Closing, Purchaser

shall pay to Seller the amount, if any, by which Tangible Net

Worth as of the Closing Date exceeds $48,311,000, or Seller shall pay to Purchaser the amount, if any, by which Tangible Net Worth as of the Closing Date is less than $48,311,000, in either case,

with interest on the difference between Tangible Net Worth as of the Closing Date and $48,311,000 at a rate of interest per annum equal to the sum of (1) the rate quoted by Bankers Trust on the

Closing Date for the offering by Bankers Trust to leading banks in the London interbank market of U.S. dollar deposits having a

90-day term and in the amount of $3,000,000 plus (2) .50% less,

in the case of a payment by Seller, the amount of interest earned on funds on deposit in the Escrow Account which the party

receiving payment is hereby entitled to receive.  Any payment required to be made by Seller to Purchaser under this Section

2(c)(vi) shall first be made out of the Escrow Account, and if the funds in the Escrow Account are not sufficient to satisfy

Seller's obligation to Purchaser, then Seller shall pay any

remaining monies owed to Purchaser, in each case by wire transfer in U.S. dollars in immediately available funds to an account specified by Purchaser, on the date of the Supplemental Closing.

Any funds remaining in the Escrow Account after giving effect to any payments required to be made by Seller to Purchaser under this Section 2(c)(vi) shall be paid to Seller by wire transfer in

U.S. dollars in immediately available funds to an account

specified by Seller, on the date of the Supplemental Closing.

If, on the other hand, Purchaser is required to make a payment to

Seller under this Section 2(c)(vi), Purchaser shall pay to Seller the amount owed to Seller, and all funds in the Escrow Account shall be paid to Seller, in each case by wire transfer in U.S.

dollars in immediately available funds to an account specified by

Seller, on the date of the Supplemental Closing.  Purchaser shall not be deemed to "owe" Seller any amount under this Section

2(c)(vi) to the extent that Tangible Net Worth as of the Closing

Date is less than or equal to $48,311,000.



                    (vii)  The fees and expenses hereunder of the

Final Arbiter shall be paid one-half by Purchaser and one-half by

Seller.

                    (viii)  Purchaser, in its sole and absolute

discretion, may (A) enter into a written agreement with the ILGWU

National Retirement Fund prior to the Closing Date, provided that

(1) such agreement is satisfactory in all respects to Purchaser in its sole and absolute discretion and (2) either (x) such

agreement provides for waivers, reasonably satisfactory to

Seller, of Seller's obligations under Section 4204(a)(3)(A) of

ERISA and Purchaser's obligations under Section 4204(a)(1)(B) of

ERISA or (y) in lieu of either such waiver, Purchaser, in its sole and absolute discretion and at its expense, provides to the

Multiemployer Pension Plan at the Closing either or both of the bonds contemplated under said Section 4204(a)(3)(A) or said

Section 4204(a)(1)(B), as applicable, or (B) deliver both such bonds to the Multiemployer Pension Plan at the Closing in the

absence of such agreement.  In the event that Purchaser, in its sole and absolute discretion, enters into such agreement and/or delivers such bonds, then, notwithstanding anything in this

Agreement to the contrary, (I) the Cash Portion, as set forth in

Section 2(b) hereof, shall be decreased to $111,711,000, and (II)

the amount of the wire transfer set forth in Section 9(d)(i)

hereof shall be decreased to $108,711,000.  In the event that

Purchaser, for any reason, does not enter into such agreement and/or deliver such bonds, then, notwithstanding anything in this

Agreement to the contrary, Purchaser shall not assume any

liability of Seller under Section 4204 of ERISA with respect to the Multiemployer Pension Plan, in which event (X) the provisions of Section 2(f)(iv) hereof shall be void ab initio and have no force or effect and (Y) all liabilities of Seller under the

Multiemployer Pension Plan shall be deemed to be Excluded

Liabilities under this Agreement other than any accrued but

unpaid contributions thereto appearing on the Closing Date

Balance Sheet.

          (d)  Assumption of Liabilities.  Purchaser hereby

agrees that as of the Closing it will assume and agree to pay,

perform and discharge all of the following liabilities and

obligations of Seller (hereinafter collectively referred to as the "Assumed Liabilities"):

               (i)  all unperformed and unfulfilled obligations

which are required to be performed and fulfilled under the

contracts, agreements, leases, licenses, permits, applications,

unfilled sales and purchase orders, invoices and other commit-

ments assigned to Purchaser pursuant to subsections (ii), (v),

(vi) and (vii) of Section 2(a) hereof, but, on the Closing Date or promptly thereafter, Seller shall cure any existing defaults thereunder as of the Closing Date and pay any other amounts

required pursuant to Section 365 of the Bankruptcy Code to be paid to effectuate the assignments to Purchaser contemplated by this Agreement;

               (ii)  all accounts payable and accrued liabilities

incurred in the ordinary course of business owed by Seller to the extent relating to the Business (other than those (A) owing by any Seller to another Seller or to an Affiliate of Seller or (B)

fees and expenses of professionals and other administrative

expenses incurred outside of the ordinary course of business in connection with Seller's bankruptcy proceeding) arising on or after the Petition Date and in existence on the Closing Date (the

"Accounts Payable");


               (iii)  all obligations with respect to returns,

credits, discounts and allowances relating to products sold and shipped or orders accepted prior to the Closing Date and incurred by Seller in the ordinary course of business to the extent

relating to the Business;

               (iv)  all obligations of Seller incurred in the

ordinary course of business on or after the Petition Date for all operating and other expenses relating to the Leased Real Estate or any of the other Assets, other than liabilities arising under

Environmental Laws with respect to the conduct of the Business or conditions in connection with the Business on or prior to the

Closing Date;

               (v)  all obligations of Seller to be assumed by

Purchaser pursuant to Subsection 2(f) hereof;


               (vi)  all obligations of Seller with respect to

outstanding letters of credit (A) securing Seller's obligations under any employment agreement listed on Schedule 2(a)(v) or 3(e)

hereto or with respect to workers' compensation, (B) relating to the purchase of Inventory or (C) otherwise pertaining to the

Business and set forth on Schedule 2(d)(vi) hereto, and Purchaser shall obtain and deliver at the Closing replacement, stand-by or back-to-back letters of credit with respect thereto in form and substance reasonably acceptable to Seller and the respective issuing banks or shall return such letters of credit to Seller for cancellation or otherwise shall provide for the assumption of any or all outstanding letters of credit, which assumptions

shall, to the reasonable satisfaction of Seller, relieve Seller of its obligations with respect thereto;

               (vii)  all real and personal property taxes

accrued through and payable after the Closing Date with respect to the Assets; and


               (viii)  all severance and other obligations of

Seller under employment and severance contracts with persons who are employees of the Business as of the Closing Date and which contracts are set forth in part (iii) of Schedule 3(e) hereto;

provided, however, except for the severance obligations under the

Employment Agreement, dated as of August 18, 1993, between

Crystal Brands, Inc. and Charles J. Campbell, no such obligation shall exceed a period of one year.


          (e)  Exclusion of Liabilities.  Purchaser shall not

assume, and shall not be liable for, any liabilities of Seller other than as expressly provided in Section 2(d) hereof (the

"Excluded Liabilities").  Without limiting the generality of the foregoing and notwithstanding anything in Section 2(d) to the contrary, Purchaser shall not assume and shall not be liable for any of the following liabilities or obligations of Seller;

provided, however, that notwithstanding anything in this Section

2(e) to the contrary, Purchaser shall assume and be liable for the following liabilities to the extent they are included in the calculation of accounts payable, accrued expenses or noncurrent liabilities appearing on the Closing Date Balance Sheet:

               (i)  any and all Taxes levied by any foreign,

federal, state or local taxing authority;


               (ii)  any liabilities or obligations for severance

or similar payments arising as a result of consummation of the transactions contemplated hereby, other than as provided in

Sections 2(d)(viii), 2(f)(i) and 2(f)(ii) hereof, and, except as otherwise expressly provided herein, any other liabilities or obligations of Seller which arise out of or are incurred with respect to this Agreement and the transactions contemplated

hereby (including Seller's legal and accounting fees);



               (iii)  any liabilities or obligations which are

not directly incident to or arising out of or incurred with

respect to the Business or the Assets;


               (iv)  any liability arising under Environmental

Laws, the Code, ERISA or the Multiemployer Pension Plan (except to the extent provided in Section 2(f) hereof) with respect to the conduct of the Business or conditions in connection with the

Business on or prior to the Closing Date;



               (v)  any liabilities or obligations for property

damage or bodily injury or other harm to any purchaser or subse-

quent consumer of any product of the Business manufactured prior to the Closing Date, whether in respect of any express or implied representation, warranty or otherwise;

               (vi)  any indebtedness for borrowed money or other

interest bearing obligations;

               (vii)  any amounts payable to Seller's

Affiliates;

               (viii)  any cash overdraft liability;

               (ix)  any liabilities accruing prior to the

Closing Date to the extent that Seller or any of its Affiliates is actually reimbursed therefor under its insurance policies;


               (x)  any liability or obligation of Seller or any

Affiliates of Seller to the extent related to the Excluded

Assets;

               (xi)  any workers' compensation claims relating to

occurrences prior to the Closing Date, and any damages or

liabilities arising out of or in connection with any litigation or other claims pending against Seller and/or any of its

Affiliates on the Closing Date, other than Accounts Payable

assumed by Purchaser pursuant to Section 2(d)(ii) hereof; and


          (xii)  any liability arising out of or in

connection with a violation of any law relating to occupational safety and health or discrimination on the basis of age, race,

creed, color or disability.

          (f)  Employee Relations.


              (i)  Employment.  Purchaser shall assume on the

Closing Date, the collective bargaining agreement set forth on

Schedule 2(f)(i) hereto (excluding any liability of Seller with respect to the multiemployer pension plan set forth on Schedule

2(f)(i) hereto (the "Multiemployer Pension Plan") other than any accrued but unpaid contributions thereto and except to the

extent, if any, otherwise provided in Section 2(f)(iv) hereof)

and shall offer employment as of the Closing Date to all of the bargaining unit employees who are covered by such agreements and employed in the Business on the day immediately preceding the

Closing Date.  Purchaser shall also offer employment as of the

Closing Date to all of the non-bargaining unit employees who are employed in the Business on the day immediately preceding the

Closing Date, except Purchaser's offer of employment to any non-

bargaining unit employee who is not actively employed on the

Closing Date shall be limited to the continuation of such

employee's particular status and accompanying rights under

Seller's applicable plans or policies, including a right to

return to active employment, if any.  Each offer of employment to non-bargaining unit employees who are actively employed on the

Closing Date (including employees who are on vacation or a

regularly scheduled day off) shall initially be at the same

compensation rate, position and place of employment held by such employee immediately prior to the Closing Date (such information as of December 31, 1994 is disclosed by Seller on Schedule

2(f)(i) hereto).  Seller's non-bargaining unit employees who accept or are deemed to have accepted Purchaser's offer of

employment shall be hereinafter referred to as "Transferred

Employees" as of the Closing Date.  Subject to applicable laws and Section (ii) below, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of employment

(including employee benefits provided) of any or all Transferred

Employees.


               (ii)  Benefit Plans.  Schedule 2(f)(ii)(A) sets

forth a complete and correct list of all employee benefit plans within the meaning of Section 3(3) of ERISA and all bonus or other incentive compensation, deferred compensation, supplemental retirement, retiree benefit, severance, salary continuation, sick or other leave of absence, layoff, vacation pay, holiday, reloca-

tion, or change in control plan, policy or arrangement, excluding any multiemployer plans within the meaning of Section 3(37) of

ERISA ("Multiemployer Plans") as to which Seller has an obliga-

tion to contribute or pay benefits (collectively, "Plans").

Purchaser shall assume all Plans as of the Closing Date and shall initially provide coverage for Transferred Employees and the persons set forth on Schedule 2(f)(ii)(B) under the Plans.

Schedule 2(f)(ii)(C) sets forth a complete and correct list of all Multiemployer Plans as to which Seller has an obligation to contribute.
               (iii)  Benefit Plan Procedures.  All employees or

former employees, and their beneficiaries or eligible dependents,

who were participating in a Plan immediately prior to the Closing

Date shall continue to participate in accordance with the terms of the Plan after the Closing Date.  Nothing in this Agreement shall prevent Purchaser from amending or terminating its employee benefit plans at any time after the Closing Date except as

follows:

               (1) Purchaser shall continue coverage of each Transferred Employee under severance pay plans substantially similar to the Seller's severance pay plans applicable to

such employee for at least 18 months after the Closing Date;


               (2)  Purchaser shall provide, without duplication

of benefits, all Transferred Employees with vacation time

rather than cash in lieu of vacation time for all vacation

earned and unpaid through the Closing Date, except as may be otherwise required by applicable law;


               (3)  Purchaser's medical and dental plans covering

    Transferred Employees, former employees and their eligible dependents, through the end of the calendar year in which

the Closing Date occurs, shall grant credit for amounts paid by participants during such calendar year up to the Closing

Date, shall not exclude pre-existing conditions to the

extent not excluded under Seller's plans and shall provide,

without any right to amend or terminate, for retiree medical and life insurance benefits for employees and former

employees (and their eligible dependents) who, as of the

Closing Date, have satisfied the age and service conditions

for such benefits consistent with the applicable provisions

of Seller's retiree medical and life insurance plans in

effect immediately prior to the Closing Date; and


               (4)  Purchaser shall grant Transferred Employees

credit under Purchaser's qualified retirement plans,

including any 401(k) Plan, covering such employees for

purposes of eligibility and vesting for their period of

service with Seller prior to the Closing Date; provided,

however, that the same shall not result in duplication of

benefits.

               (iv)  Multiemployer Pension Plan.  Subject to the

provisions of Section 2(c)(viii) hereof, Seller and Purchaser elect to undertake a transaction covered by Section 4204 of ERISA with respect to the Multiemployer Pension Plan, as follows:


                (1)  As of the Closing Date, Purchaser shall be

        obligated, and as of the Closing Date, Purchaser

        expects, to contribute to the Multiemployer Pension

        Plan with respect to the Business for substantially the same number of contribution base units for which Seller had an obligation to contribute to such plan

        immediately prior to the Closing;


               (2)  Except to the extent that the same arises

       from fire, flood, transportation delays, civil unrest,

       war or other cause beyond its reasonable control,

       Purchaser shall take any and all reasonable actions

       necessary or appropriate to avoid incurring any

       complete or partial withdrawal liability with respect

       to the Multiemployer Pension Plan with respect to the

       Business prior to August 1, 1995;

               (3)  If Purchaser withdraws from the Multiemployer

       Pension Plan in a complete or partial withdrawal with

       respect to the Business acquired hereunder during the

       period commencing on the Closing Date and ending on the

       last day of the fifth full plan year following the

       Closing Date, Seller shall be secondarily liable for

       any withdrawal liability Seller would have had to the

       Multiemployer Pension Plan (but for Section 4204 of

       ERISA) if the liability of Purchaser with respect to

       such plan is not paid.  Purchaser shall timely pay any

       withdrawal liability incurred by it during such period.

3.    Representations and Warranties of Seller.  Seller hereby

represents and warrants to Purchaser as follows:


          (a)  Organization and Good Standing.  Seller is a

corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to own, lease and operate its

properties and carry on the Business as it is now being conducted and, subject to Bankruptcy Court approval pursuant to the Approv-

al Order, to sell and convey the Assets to Purchaser.

          (b)  Execution and Effect of Agreement.  Subject to

obtaining Bankruptcy Court approval pursuant to the Approval

Order, Seller has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereun-

der, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of Seller's obligations hereunder have been duly authorized by all necessary corporate action on the part of

Seller.  This Agreement has been duly executed and delivered by

Seller and, following the approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court pursuant to the Approval Order, will constitute the legal, valid and

binding obligation of Seller, enforceable against Seller in

accordance with its terms.

          (c)  No Contravention.  Subject to obtaining the

approval of the Bankruptcy Court pursuant to the Approval Order,

neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i)

violate or conflict with any provision of Seller's Certificate of

Incorporation or By-Laws, (ii) except as set forth on Schedule

3(c) hereto, (with or without the giving of notice or the lapse of time or both) violate, or result in a breach of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Seller is a party or by which it is bound,

except to the extent any of the foregoing is not enforceable due to operation of applicable bankruptcy law or the Approval Order,

and except for that certain Post-Petition Credit Agreement, dated as of February 22, 1994, among Seller, the lenders party thereto and Citibank, N.A., as Agent for such lenders, which Credit

Agreement shall be terminated at the Closing or the requisite consents thereunder to this Agreement will have been obtained, or

(iii) violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or any law,

rule or regulation applicable to Seller, nor will the same result in the creation of any Liens (as hereinafter defined) upon any of the Assets.

          (d)  Title to Assets.

               (i)  Personal Property.  Seller is the owner of

the Assets other than the Leased Real Estate, and, by the execu-

tion and delivery at the Closing of the instruments of transfer provided for herein and such other documents as may reasonably be requested by Purchaser or its counsel, Purchaser will be vested with good, valid and marketable title to each of the Assets other than the Leased Real Estate and leased personal property (subject to their respective leases), free and clear of all liens, mort-

gages, pledges, imperfections of title, security interests, prior assignments and charges of any kind or nature whatsoever

(collectively, "Liens").


               (ii)  Real Estate.  Seller does not own any real

property which it uses in connection with the operation of the

Business.  Schedule 2(a)(ii) hereto contains a list of all real property leased by Seller and used in connection with the opera-

tion of the Business.  Subject to entry of the Approval Order and the assumption and assignment of the Leases pursuant thereto,

each of the Leases is a valid and subsisting leasehold interest of Seller free of subtenancies and other occupancy rights, and,

except as enforceability against Seller may be limited by

applicable bankruptcy law, is a binding obligation of Seller,

enforceable against Seller in accordance with its terms, and is in full force and effect.  To the knowledge of Seller, following the assumption and upon the assignment of the Leases by Seller to

Purchaser in accordance with the provisions of Section 365 of the

Bankruptcy Code and the requisite order of the Bankruptcy Court,

there will be no defaults thereunder and no circumstances or events which, with notice or the passage of time or both, would constitute defaults under the Leases except, in either instance,

for defaults which, individually or in the aggregate, do not or would not reasonably be expected to have a Material Adverse

Effect or are unenforceable due to operation of applicable

bankruptcy law or the Approval Order.  Subject to entry of the

Approval Order, and except as set forth in Schedule 3(c) hereto,

the consummation of the transactions contemplated by this Agree-

ment will not (A) permit the landlord under any of the Leases to accelerate the rent due thereunder or cause any material lease term to be renegotiated, (B) constitute a material default under any of the Leases or (C) require the consent of the landlord under any Lease or any other third party.


          (e)  Contracts.  Except for those listed on Schedule

2(a)(v) hereto, Schedule 3(e) attached hereto lists as of the date hereof all written contracts, agreements, commitments and personal property leases which relate to the Business and which meet the criteria specified in the paragraphs below:


               (i)  involve future expenditures or receipts or

other performance with respect to goods or services having a total value in excess of $100,000, other than purchase and sales orders issued in the ordinary course of business; or

               (ii)  involve a lease, sublease, installment

purchase or similar arrangement for the use of personal property which involves a total consideration in excess of $100,000; or


               (iii)  contain any severance pay obligations or

payments to employees due as a result of the consummation of the transactions contemplated hereby; or


               (iv)  involve an employment or consulting rela-

tionship which involves total consideration in excess of $100,000 during the term of such agreement; or

               (v)  contain commitments of suretyship, guaranty

or indemnification (except for guarantees, warranties and indem-

nities provided by Seller in respect of its products in the

ordinary course of business); or

               (vi)  relate to the disposition or acquisition of

the assets or stock of, or any interest in, any business enter-

prise; or

               (vii)  are material to the Business and are

terminable or may be accelerated by the other party thereto upon an assignment thereof to Purchaser; or

               (viii)  contain a covenant not to compete; or

               (ix)  involve the handling, treatment, storage,

transportation, recycling, reclamation or disposal of Materials of Environmental Concern generated by the Business or the Assets;

or
               (x)  relate to the confidential treatment of

information regarding Seller.


Each contract to be assumed by Purchaser, subject to entry of the

Approval Order and the assumption and assignment of such

contracts pursuant thereto, is in full force and effect, is valid and enforceable, to the knowledge of Seller there are no

outstanding material disputes thereunder, and Seller is not in breach of any provision thereof where such breach, with or

without the giving of notice or the passing of time or both, is reasonably likely to have a Material Adverse Effect, except for breaches which Seller is obligated to cure as of the Closing Date pursuant to Section 2(e)(i) hereof, or are unenforceable due to the operation of applicable bankruptcy law or the Approval Order.

Each of Seller's unfilled sales orders, contracts and commitments with customers, comprising part of the Assets, is capable of being filled in accordance with Seller's past practices in the ordinary course of business and was executed at prices in

conformity with then existing sales prices of Seller, subject to returns, credits, discounts and allowances in the ordinary course of business, consistent with past practice.  Each of Seller's purchase orders, contracts and commitments with suppliers,

comprising part of the Assets, was entered into in the ordinary course of business.

          (f)  Absence of Certain Changes or Events.  Since the

Balance Sheet Date, the Business has been conducted only in the ordinary course, consistent with past practice.  Since the

Balance Sheet Date, except as set forth on Schedule 3(f) or as permitted under Section 5(c) of this Agreement, with respect to the Business, there has not been: (i) any Material Adverse

Effect, (ii) any damage, destruction, or casualty loss, whether or not covered by insurance, to any material Assets, (iii) any disposition by Seller or any of its Affiliates of any assets relating to the Business other than in the ordinary course of business consistent with past practice, (iv) any Lien created on any Asset, (v) any condemnation proceedings commencing with

respect to any Asset or notice received by Seller as to the

proposed commencement of any such proceeding, (vi) except in the ordinary course of business consistent with past practice, any increase in, or commitment or plan adopted to increase, the

wages, salaries, compensation, pension or other benefits or

payments to employees, (vii) any entering into of any contract or any renewal of any lease relating to the Business which (x) calls for payments exceeding $100,000 or (y) does not expire within one year or is not cancelable by Purchaser within one year without penalty, (viii) any modification in any material respect of any material contract relating to the Business, (ix) any hiring of new employees except to the extent that such employees (A) were hired in the ordinary course of business and (B) in each instance have salaries (1) commensurate with their positions and the location where they work and (2) of less than $75,000 per year,

(x) any capital expenditures in excess of $100,000, (xi) any change in accounting methods, principles or practices of Seller relating to the Business, (xii) any waiver or release of any material rights relating to the Assets or the Assumed Liabili-

ties, (xiii) any "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification

Act of 1988 ("WARN") or any state law, affecting any site of employment, facility, operating unit, or employee of the Busi-

ness, (xiv) except as previously disclosed to Purchaser in

writing, any loss or threatened or prospective loss of all or a significant portion of a significant customer's business,

(xv) any termination of any material distribution agreement, or

(xvi) the agreement of Seller to do any of the foregoing.



          (g)  Compliance with Laws.  Except as otherwise dis-

closed herein, the business and activities of the Business are presently being conducted in compliance with all applicable

requirements of laws, ordinances, regulations and rules and all applicable requirements of governmental bodies and agencies

having jurisdiction over Seller, except for such non-compliance as is not reasonably likely to have a Material Adverse Effect.


           (h)  Financial Statements.  Seller has previously delivered to Purchaser a copy of the Financial Statements.  The Financial

Statements present fairly in all material respects the financial position, results of operations and, in the case of the interim statements, cash flows of the Business as of the respective dates thereof and for the periods covered thereby in accordance with generally accepted accounting principles applied on a consistent basis, subject, in the case of the interim

statements, to normal year-end adjustments and the absence of footnotes and, in the case of the fiscal year end statements, to the inclusion of matters relating to Seller's former jewelry business in the footnotes and the absence of a statement of cash flows.

          (i)  Litigation; Consents.  There is no action, suit,

litigation, proceeding or formal or informal governmental inquiry or investigation pending or, to Seller's knowledge, threatened against Seller which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the

transactions contemplated hereby or which, if adversely

determined, would have a Material Adverse Effect.  Seller is not in violation of any term of any judgment, decree, injunction or order entered by any court or governmental authority and

outstanding against it relating to or with respect to the

Business or any Asset.  Except as set forth in Sections 3(c),

3(d), 5(d), 5(e) and 8(e) hereof, no consent, approval or

authorization of any governmental authority or other third party on the part of Seller is required in connection with the

execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby.


    (j)  Intellectual Property.  Seller will transfer to

Purchaser on the Closing Date good, valid and marketable title to all of the Intellectual Property owned by Seller, free and clear of all Liens.  Except as set forth on Schedule 3(j), (i) Seller has the sole and exclusive right to use the registered Trademarks in the United States of America in connection with the goods listed, in each case as set forth on Schedule 2(a)(x) hereto;

(ii) Seller is the owner of all right, title and interest in and to the registered Trademarks; (iii) no claims have been asserted in writing by any Person against Seller for the use of any

Intellectual Property, challenging or questioning the validity thereof, alleging that any Intellectual Property constitutes an infringement of another Person's intellectual property or

challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which Seller is a party,

which claims remain pending and which, if adversely determined,

would have a Material Adverse Effect and, except as set forth on

Schedule 3(j), Seller has no knowledge as of the date hereof of any claim with respect to the matters set forth in this clause

(iii) without regard to its effect on the Business as currently conducted; and (iv) to the knowledge of Seller, the use of the

Intellectual Property by Seller in the Business does not infringe on, or conflict with, the rights of any Person in a manner which is reasonably likely to have a Material Adverse Effect.  Schedule

2(a)(x) sets forth a true, correct and complete list of the issue and expiration dates of all of the Trademark registrations and applications of Seller relating to the Business.


          (k)  Insurance.  Seller has heretofore made available

for inspection by Purchaser a true and complete copy of all

material policies of fire, liability, workers' compensation,

environmental and other forms of insurance owned or held by

Seller which relate to the Business.  In the reasonable judgment of Seller, such policies cover risks customarily insured by

businesses similar to the Business.  All such policies are in full force and effect, the premiums due thereon have been paid,

Seller has complied in all material respects with the provisions of such policies and no notice of cancellation or termination has been received with respect to any such policy (except for the lapse of any thereof at the end of its term), it being

understood, however, that Seller may terminate all such policies as to the Assets or the Business as of the Closing Date.


          (l)  Employees.  Except as set forth on Schedule 3(l)

hereto, there are no pending or, to the knowledge of Seller,

threatened strikes, work stoppages, slowdowns, material

grievances or other labor disputes with respect to individuals employed in the Business and Seller has not experienced any such labor controversy within the past two years.  Except as set forth on Schedule 3(l) hereto, there are no pending or, to the

knowledge of Seller, threatened complaints or charges with any federal, state or local governmental agency or court or any arbitrator with respect to any individual or group of individuals currently or formerly employed in the Business alleging

employment discrimination or other unfair labor practice charges or otherwise relating to their employment by Seller and Seller has not experienced any such proceeding, litigation or

arbitration within the past two years.  No individuals employed in the Business other than those covered by the collective

bargaining agreement listed in Schedule 2(a)(v) are represented by any labor organization, and to the knowledge of Seller no group of such individuals or labor organization with respect to such individuals have made a pending demand for recognition or have filed a petition seeking a representation proceeding with the National Labor Relations Board.  Except as set forth in

Schedule 3(l) hereto, (i) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any

governmental authority relating to current employees or

employment practices of the Business; (ii) Seller is in compli-

ance with all applicable agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment of the employees of the

Business, except to the extent relating to the period prior to the Petition Date and except for such noncompliance that, indi-

vidually or in the aggregate, would not have a Material Adverse

Effect; (iii) Seller has not closed any plant or facility operat-

ing in connection with the Business, effectuated any layoffs of employees or implemented any early retirement, separation or window program which affected employees of the Business since

January 1, 1994, nor has Seller planned or announced any such action or program in the future; and (iv) Seller is in compliance with its obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargain-

ing agreement, statute or otherwise with regard to employees of the Business, except for such noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect.


    (m)  Environmental Matters.  Except as set forth on Schedule


3(m) hereto:

               (i)  the operations of the Business are in compli-

ance with all applicable federal, state, local or other govern-

mental statutes, codes, rules, regulations, ordinances, decrees,

orders or other requirements of law relating to the protection of human health and safety or the environment (collectively, "Envi-

ronmental Laws") and all permits issued pursuant to Environmental

Laws, except for such noncompliance which is not reasonably

likely to have a Material Adverse Effect;

               (ii)  Seller has obtained all material permits

required under all applicable Environmental Laws necessary to operate the Business as it currently operates, except for permits the absence of which is not reasonably likely to have a Material

Adverse Effect, and all such permits are in full force and

effect;

               (iii)  within the two years prior to the date

hereof, Seller has not received any written communication alleg-

ing, asserting or otherwise indicating that Seller may be in violation of, or may have liability under, any Environmental Laws or any permit issued pursuant to Environmental Laws relating to the Business, the subject of which has not been fully resolved with the relevant governmental body, other than such communica-

tions relating to matters which are not reasonably likely to give rise to material liability of Seller relating to the Business under any Environmental Laws;


               (iv)  no Leased Real Estate has any Materials of

Environmental Concern in, on, about, beneath, or in any way

emanating from it, which: (A) constitute a material violation of any Environmental Laws, (B) could reasonably be expected to have a Material Adverse Effect, or (C) could materially interfere with the operation or materially impair the value of the Leased Real

Estate;


               (v)  no Materials of Environmental Concern have

been (A) used, generated, stored, disposed of, or are otherwise present at, the Leased Real Estate, or (B) generated or disposed of by Seller at any location, in either case in a manner that could reasonably be expected to give rise to a Material Adverse

Effect;

               (vi)  Seller has not assumed by contract any

material liabilities, contingent or otherwise, under Environmen-

tal Laws relating to the Business; and

               (vii)  there are no reports, studies, recommenda-

tions, or assessments that address any issues of compliance with or liability under Environmental Laws (other than communications to Seller that are subject to, the attorney-client privilege) in the possession or control of Seller that have not been provided to Purchaser.

          (n)  Taxes.  Seller has duly filed, or has obtained a

filing extension from the appropriate federal, state, local and foreign governments or governmental agencies with respect to, all material Tax Returns required to be filed by Seller on or prior to the Closing Date for all Taxes which if unpaid might result in a Lien upon any of the Assets as of the Closing Date after giving effect to the transactions contemplated hereby.  Payment in full of all Taxes shown to be due on such Tax Returns, which if unpaid might result in a Lien upon any of the Assets as of the Closing

Date after giving effect to the transactions contemplated hereby,

has been made.  All written assessments of Taxes due and payable by, on behalf of or with respect to Seller, which if unpaid might result in a Lien upon any of the Assets as of the Closing Date after giving effect to the transactions contemplated hereby, have been paid by Seller, or are being contested in good faith by appropriate proceedings. There are no tax Liens on any Assets that would remain as of the Closing Date after giving effect to the transactions contemplated hereby that arose in connection with any failure (or alleged failure) to pay any Tax, except for

Liens for Taxes not yet due and payable.  All amounts required to be withheld by Seller from employees of the Business for income taxes, social security and other payroll taxes have been collect-

ed and withheld, and have either been paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon Seller's books and records.  None of the Assets is required to be treated as being owned by a person other than Seller pursuant to section 168(f)

(8) of the Internal Revenue Code of 1954, as amended.

          (o)  Permits and Approvals.  Seller has all licenses,

permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of the Business as presently conducted by Seller, except where the failure to have such licenses, permits, consents, approvals,

authorizations, qualifications and orders would not reasonably be expected to have a Material Adverse Effect.  Within the past eighteen months, Seller has not received a written notice

alleging a violation or probable violation or notice of

revocation or other written communication from or on behalf of any governmental entity, which violation has not been corrected or otherwise settled, alleging (i) any violation of any material license, permit, consent, approval, authorization, qualification or order or (ii) that Seller requires any material license,

permit, consent, approval, authorization, qualification or order not currently held by Seller.

          (p)  Affiliate Transactions.  Except as contemplated by

this Agreement, Seller has not engaged in any transaction outside the ordinary course of business with any Affiliate which was (i)

material to the business or operations of the Business or (ii)

undertaken in contemplation of the sale of the Business.


          (q)  Inventory.  The Inventory relating to the Business

was produced or acquired by Seller in the ordinary course of business, and Seller has good and marketable title to the Inven-

tory.  The Inventory is useable and saleable in a manner consis-

tent with past practices, subject to appropriate reserves in accordance with generally accepted accounting principles applied on a consistent basis.


          (r)  ERISA Matters.

               (i) A true and complete copy of the following documents with respect to each Plan, if applicable, have been delivered or made available to Purchaser:  (i) plan documents and related trust agreements, and amendments thereto, (ii) the most recent summary plan description, annual report (Form 5500 and schedules) and actuarial valuation, and (iii) the most recent determination letter by the Internal Revenue Service.

               (ii)  Each Plan complies in form and operation in

all material respects with the applicable requirements of the

Code and ERISA, and has been operated in accordance with its terms, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  In particular, each

Plan that is intended to qualify under Section 401 of the Code has been determined by the Internal Revenue Service to so

qualify, and, except as set forth on Schedule 3(r), to Seller's knowledge, nothing has occurred since the date of such

determination which is reasonably likely to adversely affect the qualification of such Plan.

               (iii)  Except as set forth on Schedule 3(r), there

are no pending or, to Seller's knowledge, threatened claims,

litigations or other proceedings relating to the Plans and, to

Seller's knowledge, there are no pending or threatened claims,

litigations or other proceedings relating to the Multiemployer

Plans, in each case other than routine, uncontested claims for benefits or which could reasonably be expected to have a Material

Adverse Effect.

               (iv)  Except as disclosed on Schedule 3(r), Seller

and any corporations, trades or businesses under common control within the meaning of Code Section 414(b) or (c) ("ERISA Affili-

ates") do not have any outstanding liability (whether or not assessed) under Title IV of ERISA with respect to any Plan or any

Multiemployer Plan that could reasonably be expected to have a

Material Adverse Effect.


               (v)  Each of the Plans has been maintained and

administered in compliance with applicable laws, including,

without limitation, the Code and ERISA, except for acts or

omissions which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.


          (s)  Subsidiaries.  Seller does not own a majority of

the equity of any corporation, partnership, joint venture or other business entity which owns any assets employed in the

Business, other than another Seller.

     4.   Representations and Warranties of Purchaser.  Purchaser

hereby represents and warrants to Seller as follows:

          (a)  Organization and Good Standing.  Purchaser is a

corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.


          (b)  Execution and Effect of Agreement.  Purchaser has

the requisite corporate power and authority to enter into this

Agreement and to perform its obligations hereunder, and the

execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of

Purchaser's obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser.  This

Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser,

enforceable against Purchaser in accordance with its terms.


   (c)  No Contravention.  Neither the execution and delivery of this Agreement nor the consummation of the transac-tions effected hereby will (i) violate or conflict with any provision of

Purchaser's Certificate of Incorporation or ByLaws, (ii) (with or without the giving of notice or the lapse of time or both)

violate, or result in a breach of, or constitute a default under,

or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Purchaser is a party or by which it is bound, or (iii)

violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Purchaser.

          (d)  Litigation; Consents.  There is no action, suit,

litigation, proceeding or formal or informal governmental inquiry or investigation pending or, to Purchaser's knowledge, threatened against Purchaser which seeks to restrain or prohibit or

otherwise challenges the consummation, legality or validity of the transactions contemplated hereby or which is reasonably

likely to have a material adverse effect on the ability of

Purchaser to perform its obligations hereunder, and, except as set forth in Section 6(d) hereof, no consent, approval or

authorization of any governmental authority or other third party on the part of Purchaser is required in connection with the

execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby.


      5. Covenants of Seller. Seller hereby covenants and agrees that:

          (a)  Access to Documents; Opportunity to Ask Questions.

From and after the date hereof and until the Closing Date, Seller shall make available for inspection by Purchaser or its represen-

tatives, upon reasonable advance notice and during normal busi-

ness hours, such corporate records, books of account, contracts and other documents relating to the Business as may be requested by Purchaser, its managerial employees, counsel and auditors in order to permit Purchaser and such representatives to make

reasonable inspection and examination of the business and affairs of the Business.  Seller shall further cause its managerial

employees, counsel and regular independent certified public

accountants to be available upon reasonable advance notice to answer questions of Purchaser's representatives concerning the business and affairs of the Business, shall furnish or make

available to Purchaser such financial and operating data and other information with respect to the Business and the Assets as may reasonably be requested by Purchaser and shall further cause them to make available all relevant books and records in connec-

tion with such inspection and examination.  In addition hereto and not in limitation hereof, Purchaser shall have the right to talk to Seller's managerial employees regarding the possibility and terms of employment of such employees by Purchaser on and after the Closing Date.


          (b)  Maintenance of Insurance.  From and after the date

hereof and until the Closing Date, Seller shall maintain in full force and effect all of its presently existing insurance coverage with respect to the Business or the Assets, or use its Best

Efforts to obtain and maintain insurance comparable to such

existing coverage.

          (c)  Conduct of Business.  From and after the date

hereof and until the Closing Date, Seller:  (i) will cause the

Business to be conducted in the ordinary course and consistent with the present conduct of the Business, (ii) will use its Best

Efforts to maintain the employees of the Business and to main-

tain, preserve and protect the assets, business relationships and goodwill of the Business, (iii) will maintain the books and

records relating to the Business in the usual and ordinary

manner, on a basis consistent with past practice, (iv) will

refrain from entering into any contract or renewing any lease relating to the Business which either (x) calls for payments exceeding $100,000 or (y) does not expire within one year or is not cancelable by Purchaser within one year without penalty, in each case without the prior approval of Purchaser, (v) will refrain from modifying in any material respect any material

contract relating to the Business without the prior approval of

Purchaser, except with respect to Excluded Assets, (vi) will comply with all applicable laws, including, but not limited to,

Environmental Laws, except such non-compliance as is not

reasonably likely to have a Material Adverse Effect, (vii) will not hire any new employees, except to the extent that such

employees (A) were hired in the ordinary course of business and

(B) in each instance have salaries (1) commensurate with their position and place of employment and (2) of less than $75,000 per year, (viii) except in the ordinary course of business consistent with past practice, will not provide for any general increase in the wages, salaries, compensation, pension or other benefits payable to the employees of the Business, in each case without the prior consent of Purchaser, (ix) will refrain from making any disposition of any assets relating to the Business other than in the ordinary course of business consistent with past practice and other than Excluded Assets, (x) will not permit any of the Assets to become subject to any Lien, other than existing Liens, (xi)

will not waive any material claims or rights relating to the

Assets or the Assumed Liabilities, (xii) shall refrain from

making any commitment for capital expenditures in excess of

$100,000 without the prior consent of Purchaser, (xiii) will refrain from making any change in accounting methods, principles or practices relating to the Business including, without limitation, any changes with respect to reserves for Inventory,

(xiv) shall refrain from effecting any material change in its existing customer relationships without the prior approval of

Purchaser, (xv) will not, at any time within 60 days prior to the

Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN or any state law, affecting any site of employment, facility, operating unit, or employee, of the

Business, (xvi) shall not enter into any further severance

arrangements or agreements providing therefor, (xvii) will not take any action which would cause any of the representations and warranties made by Seller in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, (xviii)

shall maintain in full force and effect each employee benefit plan as defined in Section 3(3) of ERISA in which any employees of Seller or any of its subsidiaries participate and, to the extent permitted by the applicable provisions of the Bankruptcy

Code, shall timely make all required contributions thereto and shall administer each such plan in accordance with its terms,

(xix) shall maintain the Assets in good repair and working order,

normal wear and tear excluded, (xx) shall pay all Accounts

Payable on a timely basis and consistent with past practice and

(xxi) will not agree to do anything which would violate any of the foregoing.

          (d)  Bankruptcy Court Approvals.  Promptly after the

execution of this Agreement, but in no event later than five

Business Days after the date hereof, Seller shall file with the

Bankruptcy Court one or more motion(s) or other application(s),

in form reasonably satisfactory to Purchaser, for (i) an order

(the "Scheduling Order"), substantially in the form of Exhibit C hereto, authorizing Seller to enter into the letter agreement of even date herewith between Seller and Purchaser (the "Letter

Agreement"), a copy of which is annexed hereto as Exhibit D, and

(ii) an order (the "Approval Order"), substantially in the form of Exhibit E hereto, upon no less than 20 days notice (or such shorter time period as the Bankruptcy Court may approve) and a hearing, authorizing Seller to enter into and perform all of its obligations pursuant to this Agreement and the transactions

contemplated hereby, including, without limitation, (x) the sale,

conveyance, assignment, transfer and delivery by Seller to

Purchaser of the Assets, free and clear of all Liens and (y) the assumption and assignment of the executory contracts and

unexpired leases to be assumed and assigned pursuant to the terms hereof and which order shall contain, inter alia, a finding that

Purchaser has acted in "good faith" within the meaning of Section

363(m) of the Bankruptcy Code.  Each such order shall be in form and substance reasonably satisfactory to Seller and Purchaser.

Seller agrees to use its Best Efforts to obtain the Scheduling

Order and the Approval Order.  Purchaser understands and agrees that until the Bankruptcy Court has approved this Agreement and authorized Seller to consummate the transactions contemplated hereby, Seller's obligations hereunder to consummate such

transactions are subject to such approval and to the receipt of higher and better offers from third parties in accordance with the Letter Agreement and the Scheduling Order.


          (e)  Hart-Scott-Rodino Filings.  Seller shall make all

filings which may be required by it in connection with the

consummation of the transactions contemplated hereby as promptly as possible with the Federal Trade Commission and the U.S.

Department of Justice-Antitrust Division pursuant to the Hart-

Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-

Rodino Act") in accordance with Section 363(b)(2) of the

Bankruptcy Code, and, from and after the date hereof and until the Closing Date, Seller shall cooperate with Purchaser in

connection with such filings.


          (f)  Other Consents; Conditions Precedent.  From and

after the date hereof and until the Closing Date, Seller shall use its Best Efforts to obtain any other required consents to the transactions contemplated hereby and to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.


          (g)  Notification.  Seller shall notify Purchaser and

keep it advised as to (i) any litigation or administrative

proceeding pending or, to Seller's knowledge, threatened against

Seller which challenges or seeks to restrain or enjoin the

consummation of any of the transactions contemplated hereby; (ii)

any damage or destruction of any material Assets; (iii) any loss or prospective or threatened loss of all or a significant portion of a significant customer's business; (iv) any proposed or

threatened termination of any material distribution agreement or license agreement; and (v) any event which might reasonably be expected to result in a Material Adverse Effect.


          (h)  No Solicitation.  Except as may be required by the

Bankruptcy Court in connection with higher and better offers or potentially higher and better offers or any related auction,

Seller shall not and shall cause its Affiliates not to (i)

solicit or initiate the submission of any inquiries, indications of interest, proposals or offers from any corporation,

partnership, person, entity or group, other than Purchaser and its Affiliates (collectively, "Third Parties"), concerning

(A) the sale or other disposition of any of the assets of the

Business, other than sales of products of the Business in the ordinary course of business, (B) any merger, consolidation,

recapitalization or other business combination transaction

involving the Business, or (C) any other form of transaction involving the disposition of an interest in any of the Assets,

other than sales of products of the Business in the ordinary course of business, or (ii) otherwise encourage any effort or attempt by any Third Party to do or seek any of the foregoing;

provided, however, that prior to entry of the Approval Order,

Seller may respond to unsolicited inquiries by Third Parties and negotiate with and provide to such Third Parties, based on the advice of counsel, any information, documents or other materials concerning Seller, the Assets or the Business as may be requested by such Third Parties; and, provided further, that this Section

5(h) shall not be construed to restrict Seller from serving upon those persons requesting documents under Rule 2002 of the Federal

Rules of Bankruptcy Procedure or as otherwise required by the

Bankruptcy Court and publishing notice of the proposed trans-

action hereunder or any auction as provided in the Scheduling

Order or required by the Federal Rules of Bankruptcy Procedure,

which notice may indicate that the proposed transaction hereunder is subject to higher and better offers.



          (i)  Access to Real Estate.  From and after the date

hereof and until the Closing Date, Seller shall grant access to the Leased Real Estate located in Reading, Pennsylvania, which is used primarily as a warehouse and distribution facility, to

Purchaser, its representatives and agents, including, without limitation, environmental consultants retained by Purchaser, for the purpose of conducting an inspection and audit thereof which updates the Environmental Risk Assessment Survey thereof

performed by Environmental Risk Limited, as set forth in its report of November 1991.  Such inspection and audit will be

limited to the matters which were investigated in connection with said report, as well as a follow-up on the implementation of the recommendations made therein and, if necessary, testing for the presence of asbestos and lead paint.


          (j)  Landlord Consent.  Seller shall use its Best

Efforts to obtain, in writing, from each landlord of Leased Real

Estate listed on Schedule 3(c) hereto such landlord's consent to the assignment hereunder by Seller to Purchaser of such

landlord's Lease with Seller, to the extent required under such

Lease.

     6.  Covenants of Purchaser.  From and after the date hereof and until the Closing Date, Purchaser hereby covenants and agrees that:

          (a)  Representations and Warranties.  Purchaser will

not take any action which would cause any of the representations and warranties made by it in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.


          (b)  Hart-Scott-Rodino Filings.  Purchaser shall make

all filings which may be required by it in connection with the consummation of the transactions contemplated hereby as promptly as possible with the Federal Trade Commission and the U.S.

Department of Justice-Antitrust Division pursuant to the Hart-

Scott-Rodino Act, and, from and after the date hereof and until the Closing Date, Purchaser shall cooperate with Seller in connection with such filings.

          (c)  Other Consents; Conditions Precedent.  Purchaser

shall use its Best Efforts to (i) assist Seller in obtaining the approval of the Bankruptcy Court and any other required consents to the transactions contemplated hereby and (ii) cause the

conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.


     7.  Conditions Precedent to Purchaser's Obligation.  The

obligation of Purchaser to consummate the transactions contem-

plated hereby on the Closing Date is, at the option of Purchaser,

subject to the satisfaction (or waiver by Purchaser) of the

following conditions:



          (a)  Each of the representations and warranties of

Seller contained in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the

Closing Date, except for changes specifically permitted or

contemplated by such representations and warranties or by Section

5 of this Agreement and except to the extent that any such

representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b)  Seller shall have performed and complied in all

material respects with the covenants and provisions in this

Agreement required herein to be performed or complied with by

Seller from and after the date hereof through the Closing Date.



       (c)  No order shall have been entered by any court or by

any other governmental or regulatory body, nor shall any statute,

rule, regulation or executive order have been promulgat-ed or enacted by any United States federal or state governmental

authority, restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby.


          (d)  Since the Balance Sheet Date, there shall have

been no change in the business, assets, financial condition or results of operations of the Business taken as a whole which had a Material Adverse Effect.


          (e)  The Bankruptcy Court shall have entered the

Scheduling Order and the Approval Order and such Orders shall be substantially in the forms of Exhibit C and Exhibit E hereof,

respectively, or otherwise in substance reasonably satisfactory to Purchaser and shall not be subject to a stay by any court of competent jurisdiction.

          (f)  The applicable waiting periods under the Hart-

Scott-Rodino Act shall have expired or been terminated.

          (g)  Purchaser shall have received each of the certifi-

cates, agreements, instruments and other documents set forth in

Section 9(c) hereof.

          (h)  Purchaser, at its cost and expense, shall have

received a report from an independent environmental consultant selected by Purchaser, in its sole discretion, in connection with the inspection and audit of the Leased Real Estate located in

Reading, Pennsylvania with respect to environmental conditions thereat as contemplated under Section 5(i) hereof, which report does not disclose any environmental condition which is reasonably likely to have a Material Adverse Effect.

          (i)  Seller shall have executed and delivered to

Purchaser assignments of the Trademarks and the other

Intellectual Property rights in form and substance acceptable to

Purchaser and its counsel and such confirmatory assignments as may be necessary to record in the United States Patent and

Trademark Office, the assignment to Purchaser of the United

States registered Trademarks and shall have executed such other confirmatory assignments prepared by Purchaser which are in

substance reasonably acceptable to Seller and its counsel as

Purchaser or its counsel deem to be necessary or advisable to record in state trademark offices and foreign patent and

trademark offices foreign registered Trademarks and other

Intellectual Property rights.

          (j)  Seller shall have entered into the Escrow

Agreement.

     8.  Conditions Precedent to Seller's Obligation.  The

obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is, at the option of Seller, subject to the satisfaction (or waiver by Seller) of the following

conditions:

          (a) Each of the representations and warranties of Purchaser contained in Section 4 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for changes specifically permitted or contemplated by such representations and warranties or by Section

6 of this Agreement and except to the extent that any such

representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.


          (b)  Purchaser shall have performed and complied in all

material respects with the covenants and provisions in this

Agreement required herein to be performed or complied with by

Purchaser from and after the date hereof through the Closing

Date, including, without limitation, payment of the Purchase

Price, subject to the deposit of a $3,000,000 portion of the

Purchase Price into the Escrow Account pursuant to Section 2(b)

hereof.

          (c)  No order shall have been entered by any court or

by any other governmental or regulatory body, nor shall any

statute, rule, regulation or executive order have been promulgat-

ed or enacted by any United States federal or state governmental authority, restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby.


          (d)  The Bankruptcy Court shall have entered the

Approval Order substantially in the form of Exhibit E hereto or otherwise in substance reasonably satisfactory to Seller, and such Approval Order shall not be subject to a stay by any court of competent jurisdiction.

          (e)  The applicable waiting periods under the Hart-

Scott-Rodino Act shall have expired or been terminated.


          (f)  Seller shall have received each of the certifi-

cates, agreements, instruments and other documents set forth in

Section 9(d) hereof.

          (g)  Purchaser shall have entered into the Escrow

Agreement.

     9.  Closing Date; Closing.

          (a)  The closing hereunder (herein called the "Clos-

ing") shall take place at the offices of Weil, Gotshal & Manges,

767 Fifth Avenue, New York, New York 10153 at 10:00 A.M. on the

date that is no more than five (5) Business Days after the first date on which all of the conditions set forth in Sections 7(e)

and (f) hereof and Sections 8(d) and (e) hereof have been satis-

fied or waived, unless otherwise mutually agreed upon in writing by Purchaser and Seller, but in no event later than February 28,

1995, unless otherwise mutually agreed to in writing by Purchaser and Seller.  The close of business on the date of the Closing is referred to in this Agreement as the "Closing Date".

          (b)  All corporate actions and proceedings to be taken

and all documents to be executed and delivered by Seller in

connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to

Purchaser and its counsel.  All corporate actions and proceedings to be taken and all documents to be executed and delivered by

Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel.  All corporate actions and proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no actions or proceed-ings shall be deemed taken nor any documents executed or deliv-

ered until all have been taken, executed and delivered.


          (c)  At the Closing, Seller shall deliver, or shall

cause to be delivered, to Purchaser the following:


               (i)  Such bills of sale, endorsements, assign-

ments, and other good and sufficient instruments of transfer and conveyance to vest in Purchaser Seller's title to the Assets in accordance herewith;

               (ii)  A good standing certificate of Seller, dated

within 10 days of the Closing Date, issued by the Secretary of

State of each jurisdiction of incorporation of Seller;

               (iii)  An incumbency and specimen signature

certificate, dated the Closing Date, from Seller with respect to the officers of Seller executing this Agreement and any other documents delivered hereunder by or on behalf of Seller;

               (iv)  A certificate of Seller, dated the Closing

Date, signed by the chief executive officer or chief financial officer of Seller, certifying as to the matters set forth in

Sections 7(a) and (b) hereof;

               (v)  A copy of the resolutions adopted by the

Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by a duly authorized officer of Seller as of the Closing Date;

               (vi)  A copy of each of the Scheduling Order and

the Approval Order; and

               (vii)  Such other documents and instruments as may

be reasonably requested by Purchaser or its counsel to effectuate the terms of this Agreement.

          (d)  At the Closing, Purchaser shall deliver, or shall

cause to be delivered, the following:

               (i)  A wire transfer of federal funds to an

account designated by Seller in the amount of $111,711,000,

subject to the provisions of Section 2(c)(viii) hereof;

               (ii)  A wire transfer of U.S. dollars in

immediately available funds to the Escrow Account in the amount of $3,000,000;

               (iii)  An assumption agreement pursuant to which

Purchaser shall assume the liabilities referred to in Section

2(d) hereof;

               (iv)  A good standing certificate of Purchaser

dated within 10 days of the Closing Date, issued by the Secretary of State of Delaware;

               (v)  An incumbency and specimen signature certif-

icate, dated the Closing Date, from Purchaser with respect to the officers of Purchaser executing this Agreement and any other document delivered hereunder by or on behalf of Purchaser;

               (vi)  A certificate of Purchaser, dated the

Closing Date, signed by the chief executive officer or chief financial officer of Purchaser certifying as to the matters set forth in Sections 8(a) and (b) hereof;

               (vii)  A copy of the resolutions adopted by the

Board of Directors of Purchaser authorizing the execution,

delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by a duly authorized officer of Purchaser as of the Closing Date; and

              (viii)  Such other documents and instruments as may be

reasonably requested by Seller or its counsel to effectuate the terms of this Agreement.

     10.  No Survival of Representations and Warranties.  The

parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereun-

der, and neither party shall have any liability to the other after the Closing for any breach thereof.  The representations and warranties set forth in this Agreement constitute the only representations and warranties made by Seller and Purchaser with respect to the transactions contemplated hereby, and the property transferred pursuant hereto, and such representations and warranties supersede all representations and warranties, written or oral, previously made by Seller or Purchaser.  WITHOUT

LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER AGREES THAT

THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN ARE IN LIEU

OF ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING,

WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND

FITNESS FOR A PARTICULAR PURPOSE, SUCH OTHER WARRANTIES BEING


SPECIFICALLY DISCLAIMED BY SELLER.  Purchaser further agrees that the Assets being sold hereunder are being sold AS IS and without any warranty or representation whatsoever, except as specifically stated herein.  The parties hereto agree that the covenants

contained in this Agreement to be performed at or after the

Closing shall survive the Closing hereunder, and each party

hereto shall be liable to the other after the Closing for any breach thereof.

     11.  Indemnification.

          (a)  Purchaser agrees to indemnify and hold Seller

harmless from and against:

               (i)  any and all liabilities and obligations of

Seller expressly assumed by Purchaser hereunder (including,

without limitation, the Assumed Liabilities); and

               (ii)  all actions, suits, proceedings, claims,

demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.


          (b)  In the event that any legal proceedings shall be

instituted or that any claim or demand shall be asserted by any person in respect of which indemnification may be sought from

Purchaser pursuant to the provisions of this Section 11, Seller shall, to the extent of its knowledge thereof, cause prompt

written notice of the commencement of such proceedings or the assertion of such claim or demand to be given to Purchaser, and shall afford to Purchaser the right, to the extent of its

indemnification, at its option and at its own expense, to be represented by counsel of its choice and to defend against,

negotiate, settle, or otherwise deal with any such legal proceed-

ing, claim or demand; provided, however, that the failure by

Seller to give prompt notice shall not release Purchaser of its indemnification obligations hereunder, except to the extent such failure actually prejudices Purchaser; and provided further,

however, that if the liability or obligation which is the subject matter of such claim shall arise out of a transaction or cover any period or periods wherein Seller and Purchaser shall be

responsible for part of any such liability or obligation, then

Seller and Purchaser jointly shall defend, contest, litigate,

settle and otherwise deal with any such claims, each bearing its own expenses and each choosing its own counsel. After any final judgment or award shall have been rendered by a court,

arbitration board, or administrative agency of competent

jurisdiction, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement, with respect to any matter which is the subject matter of an indemnity hereunder, Seller shall forward to Purchaser notice of any sums due and owing by Purchaser with respect to such matter and

Purchaser shall be required to pay all of the sums so owing to

Seller, by certified or bank cashier's check, within ten (10)

Business Days after the date of such notice.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding,

claim or demand, and neither Purchaser nor Seller will compromise or settle any such legal proceeding, claim or demand without the prior written consent of the other, not to be unreasonably

withheld.


     12.  Confidentiality; Press Releases.

          (a)  Purchaser agrees to keep proprietary information

regarding Seller and, prior to the Closing, to keep proprietary information regarding the Business confidential in accordance with the terms of the Confidentiality Agreement.


          (b)  Seller agrees to keep proprietary information

regarding Purchaser confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Seller's directors, officers, employees, representa-

tives, and agents who are involved with the transactions contem-

plated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confiden-

tial basis, from a source other than Purchaser, and (iii) to the extent disclosure is required by law, regulation, or judicial order by any governmental authority.


          (c)  Prior to the filing of the motion to approve the

Approval Order, neither Purchaser nor Seller shall make any press release or public announcement in connection with the

transactions contemplated hereby without the prior written

consent of the other party or, if required by law, without prior consultation with the other party, it being understood, however,

that a copy of this Agreement will be filed with the Bankruptcy

Court and served upon third parties in accordance with the

procedures thereof.



     13.  Brokerage and Finder's Fees.  Seller represents and

warrants to Purchaser that no person is or will be entitled to any brokerage commissions or finder's fees in connection with the transactions described in this Agreement as a result of any

action taken by Seller, and Purchaser represents and warrants to

Seller that, other than Peter J. Solomon Company Limited, the fees and commissions of which shall be the responsibility of

Purchaser, no such commissions or fees are or will be due to any person in connection with such transaction as a result of any action taken by Purchaser.  Each of the parties hereto agrees to indemnify and hold harmless the other from and against any claims or causes of action asserted by any third persons for brokerage commissions or finder's fees (including any reasonable attorneys'

fees incurred in connection therewith) in connection with the transaction described in this Agreement as a result of any action or alleged action taken by or on behalf of the indemnifying

party.


     14.  Tax Matters.

          (a)  Cooperation.  From and after the Closing, Seller

and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other for consul-

tation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, Tax Returns and

filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (i) for the preparation by Purchaser or

Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Purchaser or Seller or (ii)

in connection with any audit or proceeding relating to Taxes relating to the Assets or the Business for which Purchaser or

Seller is responsible.

          (b)  Allocation of Purchase Price.  Within 30 days

after the Closing, Purchaser shall provide to Seller copies of

Internal Revenue Service Form 8594 and any required exhibits thereto with Purchaser's proposed allocation of the Purchase

Price among the Assets.  Such allocation shall be based on the fair market value of each Asset at Closing and otherwise in a manner consistent with Section 1060 of the Code and the regula-

tions thereunder.  Within 30 days after the receipt of such Form

8594, Seller shall propose to Purchaser any changes to such Form

8594 or shall indicate its concurrence therewith.  The failure by

Seller to propose any changes within such 30 days shall be deemed to be an indication of Seller's concurrence with such form as proposed by Purchaser.  Purchaser and Seller shall endeavor in good faith to resolve any differences with respect to the items on Form 8594.  Notwithstanding the foregoing, if Purchaser and

Seller are unable to resolve such differences, Purchaser and

Seller shall, subject to the requirements of any applicable tax law or election, file all Tax Returns in a manner consistent with such Form 8594 except with respect to any items that are the subject of such differences.

          (c)  Taxes.  Except as otherwise provided herein, after

the Closing Date, Seller shall pay, and shall indemnify and hold harmless Purchaser from and against, any and all Taxes levied by any foreign, federal, state or local taxing authority with

respect to the ownership or use of the Assets or the conduct of the Business on or prior to the Closing Date, and Purchaser shall pay, and shall indemnify and hold harmless Seller from and

against, any and all such Taxes with respect to the ownership or use of the Assets or the conduct of the Business after the

Closing Date.


     15.  Internal Revenue Service Forms.  Seller and Purchaser

agree that, subject to the Closing hereunder, pursuant to the

"Alternative Procedure" provided in Section 5 of Revenue Proce-

dure 84-77, 1984-2 C.B. 753, with respect to filing and furnish-

ing Internal Revenue Service Forms W-2, W-3 and 941, (i) Seller

and Purchaser shall report on a "predecessor-successor" basis as set forth therein with respect to all Transferred Employees

(including, for purposes of this Section 15, all employees

covered under the collective bargaining agreement listed in

Schedule 2(a)(v)); (ii) Seller shall be relieved from furnishing

Forms W-2 to such Transferred Employees; and (iii) Purchaser shall assume Seller's obligation to furnish such Forms to such

Transferred Employees for the full 1995 calendar year.


     16.  Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by notice from the terminating party to the other party hereto:



    (a)  At any time on or prior to the Closing Date, by the

mutual consent in writing of Purchaser and Seller; or

          (b)  By either Purchaser or Seller if the Closing shall

not have occurred on or before February 28, 1995 (or such later date as may be agreed upon in writing by the parties hereto);

provided, however, that if the Closing shall not have occurred on or before February 28, 1995 due to the willful act or omission in violation of this Agreement of one of the parties, that party may not terminate the Agreement pursuant to this Section 16(b); or

      (c)  by Purchaser, if there has been a material

misrepresentation or breach of Seller's representations or

warranties or covenants and agreements hereunder or if the condi-

tions contained in Section 7 hereof cannot be fulfilled on or before the Closing Date, as extended by agreement of the parties;

or


          (d)  by Seller, if there has been a material

misrepresentation or breach of Purchaser's representations or warranties or covenants and agreements hereunder or if the condi-

tions contained in Section 8 hereof cannot be fulfilled on or before the Closing Date, as extended by agreement of the parties;

or
          (e)  by Purchaser or Seller, if any court of competent

jurisdiction in the United States or any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

     (f)  By Purchaser, if the Scheduling Order is not entered on or prior to January 31, 1995 or the Scheduling Order is denied;

or

     (g)  By either party, if the Approval Order is not

entered on or prior to February 27, 1995 or the Approval Order is denied.

          In the event that this Agreement shall be terminated

pursuant to this Section 16, all further obligations of the

parties under this Agreement (other than Sections 12, 13 and 24)

shall terminate without further liability of either party to the other; provided, that nothing herein shall relieve any party from liability for its breach of this Agreement.

     17.  Further Assurances.  The parties hereto each agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the

consummation of the transactions contemplated hereby.  In the event that, after the Closing, either Seller or Purchaser re-

ceives any payment in respect of an account receivable belonging to the other, such party shall promptly account for and remit such payment to the party entitled thereto.  Seller hereby agrees to cooperate fully with Purchaser and its accountants, including by cooperating with KPMG Peat Marwick in connection with KPMG

Peat Marwick's issuance of an unqualified, as to scope, audit report on the separate financials of Seller for the fiscal years ended January 2, 1993 and January 1, 1994, all at Purchaser's

expense.  Seller further agrees to cooperate fully in allowing such financial statements to be included in any filing with the

Securities and Exchange Commission or other regulatory agency and to cooperate fully in connection with any comfort letter or

similar letter that may be required by any underwriter with

respect to any such filing, all at Purchaser's expense.

     18.  Post-Closing Assistance.  After the Closing Date and

through the consummation date of Seller's plan of reorganization or liquidation, Purchaser shall make available to Seller, without charge to Seller, the services of executive and administrative

Transferred Employees in connection with Seller's plan of

reorganization under the Bankruptcy Code.


     19.  Notices.  Any notices or other communications required or permitted hereunder, shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail,

postage prepaid, return receipt requested, or sent by facsimile,

addressed as follows or to such other address as any party shall have given notice of pursuant hereto:

          In the case of Purchaser:

               Phillips-Van Heusen Corporation
               1290 Avenue of the Americas
               New York, New York  10104
               Attention:  Chairman
               Telecopier:  (212) 468-7398

          With a copy to:

               Rosenman & Colin
               575 Madison Avenue
               New York, New York  10022
               Attention:  Edward H. Cohen, Esq.
               Telecopier:  (212) 940-8776

          In the case of Seller:

               Crystal Brands, Inc.
               404 Fifth Avenue
               New York, New York  10018
               Attention:  Secretary
               Telecopier:  (212) 502-6299

          With a copy to:
               Weil, Gotshal & Manges
               767 Fifth Avenue
               New York, New York  10153
               Attention:  Ted S. Waksman, Esq.
               Telecopier:  (212) 310-8007


     20.  Entire Agreement.  This Agreement, the Letter

Agreement, the Escrow Agreement and the Confidentiality Agreement

represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

    21.  Successors; No Third Party Beneficiaries.  This Agree-

ment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns;

provided, however, that this Agreement and all rights and obliga-

tions hereunder may not be assigned or transferred without the prior written consent of the other party hereto; provided

further, however, that notwithstanding the foregoing proviso,

Purchaser may assign its rights hereunder to purchase certain of the Assets to one or more wholly-owned subsidiaries of Purchaser but may not assign any of its obligations hereunder.  The

provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies

hereunder.

     22.  Section Headings.  The section headings contained in

this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agree-

ment.


     23.  Applicable Law.  This Agreement shall be governed by,

construed and enforced in accordance with the federal bankruptcy laws and the laws of the State of New York, without regard to the principles thereof relating to conflict of laws. In the event of any dispute between Seller and Purchaser in respect of the

interpretation, construction or enforcement of the terms of this

Agreement, the parties agree to submit such dispute to the

Bankruptcy Court for resolution thereof.

     24.  Expenses.  Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses except as otherwise provided in the Letter

Agreement and except that (i) Purchaser shall pay the applicable filing fee in connection with the filings referred to in Sections

5(e) and 6(b) hereof, and (ii) Purchaser shall be responsible for the payment of any and all sales, recordation, gains, transfer or similar taxes or fees with respect to the sale of the Assets hereunder.

     25.  Severability.  If at any time subsequent to the date

hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforce-

able, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.


     26.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


     27.  Equitable Remedy.  The parties hereto acknowledge and agree that neither party would have an adequate remedy at law for money damages in the event that this Agreement has not been

performed in accordance with its terms and, therefore, the parties hereto agree that the other party shall be entitled to preliminary and injunctive relief and to specific performance of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have duly executed

this Agreement, as of the day and year first above written.


                              CRYSTAL BRANDS, INC.
                              CRYSTAL APPAREL, INC.
                              GANT CORPORATION
                              CRYSTAL SALES, INC.
                              EAGLE SHIRTMAKERS, INC.
                              CRYSTAL BRANDS (HONG KONG) LIMITED


                              By________________________________
                                Name:  Michael B. McLearn
                                Title: Vice President (as to each
                                       corporation)



                              PHILLIPS-VAN HEUSEN CORPORATION


                              By________________________________
                              Name:  Pamela N. Hootkin
                              Title: Secretary and Treasurer

                        TABLE OF CONTENTS
                                                             Page

1.   Definitions . . . . . . . . . . . . . . . . . . . . . .   2

2.   The Transaction . . . . . . . . . . . . . . . . . . . .   9
     (a)  Sale and Purchase of Assets. . . . . . . . . . . .   9
     (b)  Purchase Price . . . . . . . . . . . . . . . . . .  15
     (c)  Purchase Price Adjustment. . . . . . . . . . . . .  16
     (d)  Assumption of Liabilities. . . . . . . . . . . . .  22
     (e)  Exclusion of Liabilities . . . . . . . . . . . . .  25
     (f)  Employee Relations . . . . . . . . . . . . . . . .  28

3.  Representations and Warranties of Seller . . . . . . . .  33
     (a)  Organization and Good Standing . . . . . . . . . .  33
     (b)  Execution and Effect of Agreement. . . . . . . . .  33
     (c)  No Contravention . . . . . . . . . . . . . . . . .  34
     (d)  Title to Assets. . . . . . . . . . . . . . . . . .  35
     (e)  Contracts. . . . . . . . . . . . . . . . . . . . .  36
     (f)  Absence of Certain Changes or Events . . . . . . .  39
     (g)  Compliance with Laws . . . . . . . . . . . . . . .  40
     (h)  Financial Statements . . . . . . . . . . . . . . .  40
     (i)  Litigation; Consents . . . . . . . . . . . . . . .  41
     (j)  Intellectual Property. . . . . . . . . . . . . . .  42
     (k)  Insurance. . . . . . . . . . . . . . . . . . . . .  43
     (l)  Employees. . . . . . . . . . . . . . . . . . . . .  43
     (m)  Environmental Matters. . . . . . . . . . . . . . .  45
     (n)  Taxes. . . . . . . . . . . . . . . . . . . . . . .  47
     (o)  Permits and Approvals. . . . . . . . . . . . . . .  48
     (p)  Affiliate Transactions . . . . . . . . . . . . . .  49
     (q)  Inventory. . . . . . . . . . . . . . . . . . . . .  49
     (r)  ERISA Matters. . . . . . . . . . . . . . . . . . .  49
     (s)  Subsidiaries . . . . . . . . . . . . . . . . . . .  51

4.   Representations and Warranties of Purchaser . . . . . .  51
     (a)  Organization and Good Standing . . . . . . . . . .  51
     (b)  Execution and Effect of Agreement. . . . . . . . .  51
     (c)  No Contravention . . . . . . . . . . . . . . . . .  52
     (d)  Litigation; Consents . . . . . . . . . . . . . . .  52

5.  Covenants of Seller. . . . . . . . . . . . . . . . . . .  53
   (a)  Access to Documents; Opportunity to Ask
        Questions. . . . . . . . . . . . . . . . . . . . . .  53
   (b)  Maintenance of Insurance . . . . . . . . . . . . . .  54
   (c)  Conduct of Business. . . . . . . . . . . . . . . . .  54
   (d)  Bankruptcy Court Approvals . . . . . . . . . . . . .  57
   (e)  Hart-Scott-Rodino Filings. . . . . . . . . . . . . .  58
   (f)  Other Consents; Conditions Precedent . . . . . . . .  58
   (g)  Notification . . . . . . . . . . . . . . . . . . . .  58
   (h)  No Solicitation. . . . . . . . . . . . . . . . . . .  59

   (i)  Access to Real Estate. . . . . . . . . . . . . . . .  60
   (j)  Landlord Consent . . . . . . . . . . . . . . . . . .  61

6.  Covenants of Purchaser . . . . . . . . . . . . . . . . .  61
   (a)  Representations and Warranties . . . . . . . . . . .  61
   (b)  Hart-Scott-Rodino Filings. . . . . . . . . . . . . .  61
   (c)  Other Consents; Conditions Precedent . . . . . . . .  62

7.  Conditions Precedent to Purchaser's Obligation . . . . .  62

8.  Conditions Precedent to Seller's Obligation. . . . . . .  65

9.  Closing Date; Closing. . . . . . . . . . . . . . . . . .  67

10.  No Survival of Representations and Warranties . . . . .  70

11.  Indemnification . . . . . . . . . . . . . . . . . . . .  71

12.  Confidentiality; Press Releases . . . . . . . . . . . .  73

13.  Brokerage and Finder's Fees . . . . . . . . . . . . . .  74

14.  Tax Matters . . . . . . . . . . . . . . . . . . . . . .  75
     (a)  Cooperation. . . . . . . . . . . . . . . . . . . .  75
     (b)  Allocation of Purchase Price . . . . . . . . . . .  76
     (c)  Taxes. . . . . . . . . . . . . . . . . . . . . . .  76

15.  Internal Revenue Service Forms. . . . . . . . . . . . .  77

16.  Termination . . . . . . . . . . . . . . . . . . . . . .  77

17.  Further Assurances. . . . . . . . . . . . . . . . . . .  79

18.  Post-Closing Assistance . . . . . . . . . . . . . . . .  80

19.  Notices . . . . . . . . . . . . . . . . . . . . . . . .  80

20.  Entire Agreement. . . . . . . . . . . . . . . . . . . .  81

21.  Successors; No Third Party Beneficiaries. . . . . . . .  82

22.  Section Headings. . . . . . . . . . . . . . . . . . . .  82

23.  Applicable Law. . . . . . . . . . . . . . . . . . . . .  82

24.  Expenses. . . . . . . . . . . . . . . . . . . . . . . .  83

25.  Severability. . . . . . . . . . . . . . . . . . . . . .  83

26.  Counterparts. . . . . . . . . . . . . . . . . . . . . .  83

27.  Equitable Remedy. . . . . . . . . . . . . . . . . . . .  83

               LIST OF EXHIBITS AND SCHEDULES


     Schedule 2(a)(ii)             Leased Real Estate

     Schedule 2(a)(v)              Contracts

     Schedule 2(a)(x)              Intellectual Property

     Schedule 2(a)(6)              Excluded Assets

     Schedule 2(d)(vi)             Assumption of Liabilities

     Schedule 2(f)(i)              Employee Information

     Schedule 2(f)(ii)(A)          Employee Benefit Plans

     Schedule 2(f)(ii)(B)          Certain Persons

     Schedule 2(f)(ii)(C)          Multiemployer Plans

     Schedule 3(c)                 Required Consents

     Schedule 3(e)                 Certain Contracts

     Schedule 3(f)                 Certain Changes or Events

     Schedule 3(j)                 Trademark Exceptions

     Schedule 3(l)                 Employee Matters

     Schedule 3(m)                 Environmental Matters

     Schedule 3(r)                 ERISA Matters

     Exhibit A                     Escrow Agreement

     Exhibit B                     Projected Balance Sheet

     Exhibit C                     Scheduling Order

     Exhibit D                     Letter Agreement

     Exhibit E                     Approval Order

                        SCHEDULES AND EXHIBITS


     The Schedules and Exhibits to the Asset Sale Agreement, (the "Agreement"), dated as of January 24, 1995, among Crystal Brands, Inc., Crystal Apparel, Inc., Gant Corporation, Crystal Sales, Inc., Eagle Shirtmakers, Inc., Crystal Brands (Hong Kong) Limited and Phillips-Van Heusen Corporation are omitted pursuant to Item 601(b)(2) of Regulation S-K. The following is a summary of the Schedules and Exhibits to the Agreement. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Agreement.

Schedule 2(a)(ii) - Leased Real Estate
Schedule 2(a)(v)  - Contracts
Schedule 2(a)(x)  - Intellectual Property

Provide more particular descriptions of certain of the Assets acquired by Purchaser from Seller.

Schedule 2(a)(6) - Excluded Assets

Lists certain assets of Seller not sold to Purchaser.

Schedule 2(d)(vi) - Assumption of Liabilities

Lists certain letters of credit which Purchaser agreed to assume.

Schedule 2(f)(i) - Employee Information
Schedule 2(f)(ii)(a) - Employee Benefit Plans
Schedule 2(f)(ii)(B) - Certain Persons
Schedule 2(f)(ii)(C) - Multiemployer Plans

Set forth information regarding collective bargaining agreements, the employees of Seller, and Seller's employee benefit plans.

Schedule 3(c) - Required Consents

Sets forth consents to the assignment of certain leases of real property which were to be obtained.

Schedule 3(e) - Certain Contracts

Sets forth certain contracts assumed by Purchaser which meet the criteria set forth in Section 3(e) of the Agreement.

Schedule 3(f) - Certain Changes or Events

Sets forth changes in the Business since the Balance Sheet Date.


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Schedule 3(j) - Trademark Exceptions

Sets forth exceptions to Seller's right, title and interest in the Trademarks.

Schedule 3(m) - Employee Matters

Sets forth certain minor exceptions to Seller's environmental representations.

Schedule 3(r) - ERISA Matters

Sets forth certain minor exceptions to Seller's ERISA representations.


Exhibit A - Escrow Agreement

Form of Escrow Agreement entered into between Crystal Brands, Inc., Purchaser, and Citibank, N.A., as escrow agent, on the Closing Date pursuant to which a $3,000,000 portion of the Purchase Price was deposited by Purchaser in an escrow account pending the final adjustment of the Purchase Price.

Exhibit B - Projected Balance Sheet

Is the projected February 25, 1995 balance sheet of Seller prepared by Seller and used to establish the Tangible Net Worth of the Assets pending an adjustment pursuant to Section 2(c) of the Agreement.

Exhibit C - Scheduling Order

Form of the order sought from the Bankruptcy Court authorizing
Seller to enter into the Letter Agreement with Purchaser.

Exhibit D - Letter Agreement

Form of agreement between Purchaser and Crystal Brands, Inc.
regarding the expense reimbursement and bidding procedures in connection with competing offers to purchase some or all of the Assets.

Exhibit E - Approval Order

Form of the order sought from the Bankruptcy Court authorizing
Seller to enter into and perform all of its obligations pursuant to the Agreement.


All omitted Schedules and Exhibits shall be furnished upon request.